CACI Appoints Paul M. Cofoni President of CACI, Inc. – Federal

Senior “Tier 1” Federal Information Technology Executive to Lead CACI Growth

Arlington, Va., August 8, 2005 – CACI International Inc (NYSE: CAI) announced today that Paul M. Cofoni has been appointed President of CACI, Inc. – Federal with primary responsibility for all of CACI’s U.S.-based operations in domestic, federal and state, and local markets. CACI’s U.S.-based operations extend to a wide range of technical and support services provided to worldwide organizations of the U.S. government.

Reporting directly to CACI’s veteran Chairman and Chief Executive Officer, Dr. J.P. (Jack) London, Mr. Cofoni brings more than 30 years of senior-level executive experience to CACI in business development, mergers and acquisitions, strategic planning, and extensive federal market operations.

Mr. Cofoni’s arrival at CACI comes at a period of record fiscal performance by the company as it begins its fiscal year 2006 (July 1st, 2005). CACI’s market focus is the U.S. federal government, with major contract activity with the Department of Defense and the U.S. Armed Services, the national strategic and tactical levels of the intelligence community, homeland security and law enforcement organizations such as the Department of Justice, and other administrative departments and agencies of the government.

Most recently, Mr. Cofoni was President, Federal Sector, of Computer Sciences Corporation (CSC), reporting to CSC’s president and chief operating officer. One of the largest systems integrators for federal government agencies, CSC’s federal sector contracts include numerous aerospace defense and intelligence systems applications and services. Federal Sector revenues under Mr. Cofoni exceeded $4 billion in 2005. He served previously as President of CSC’s Technology Management Group. Before joining CSC, Mr. Cofoni enjoyed a 17-year career with General Dynamics in a number of assignments from 1974 to 1991, when his business unit was acquired by CSC. At General Dynamics, he served as Vice President of Information Technology services for both east and west coast business units.

Mr. Cofoni’s well rounded professional experience includes large-scale integrator contracts in the broad federal market sector; the defense, intelligence, and communications markets; and major commercial outsourcing and systems markets. He also has recent large-scale mergers and acquisitions experience

Mr. Cofoni commented, “I am excited about joining CACI, and I am really looking forward to my new career with this growing company. CACI is a first-class operation with a long history of solid performance and growth. The company is widely recognized as a high-integrity government contractor and responsible team player in the industry. I’ll be right at home at CACI, and I’m ready to go to work with their great team.”

According to Dr. London, “Paul Cofoni is an excellent match for CACI today, and for where we are going in the future. I am delighted to welcome him aboard. He is a great addition to our senior leadership team and the right man to help take the company up our planned growth curve. Paul’s extensive experience and work record at ‘Tier 1’ companies in our IT industry will help CACI to accelerate performance objectives.”

London also added, “I am looking forward to working with Paul to broaden our penetration of the federal marketplace with CACI’s expanding solutions and growing services capabilities. He has an excellent reputation in the federal marketplace, and we at CACI are quite proud to have him joining the company. He is a great fit for our organization and its respected tradition.”

Mr. Cofoni served as an officer in the U.S. Army from 1970 to 1974. He received a B.S. in mathematics from the University of Rhode Island in 1970 and attended the Massachusetts Institute of technology (MIT) Sloan School program for senior executives in the fall of 1989. He is a member of the American Institute of Aeronautics and Astronautics. He is also a member of the board of directors of the National Defense Industrial Association, the Armed Forces Communications and Electronics Association, and the Information Technology Association of America.

The company noted that discussions with Mr. Cofoni have been ongoing over the last few months and had made its offer to him recently, completing a well defined CACI Board of Director-level search process that has been underway since late 2004.

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees(particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For investor information contact:	For other information contact:
David Dragics, Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com